UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2009

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 2, 2009, SAVVIS, Inc. (the “Company”) announced that it had entered into an employment agreement with Gregory W. Freiberg to become the Company’s new Senior Vice President and Chief Financial Officer. Mr. Freiberg will replace Jeffrey H. Von Deylen, who retains the position of Senior Vice President – Global Operations and Client Services. Mr. Freiberg’s employment commences April 20, 2009.

Mr. Freiberg, age 42, has served as senior vice president and chief financial officer of XO Holdings, Inc. and XO Communications, LLC since April 2006. Prior to that, he served as Vice President of Finance and Controller of XO Holdings and XO Communications, LLC from October 2005, and prior to that served in the same capacity for XO Communications, Inc. from June 2005. Before joining XO Communications, Inc., Mr. Freiberg was Senior Vice President of Finance at Asia Netcom Corporation Limited, Asia’s leading independent next-generation telecommunications service provider from March 2003 to March 2005, and from February 2002 to March 2003 held the same title at Asia Global Crossing. From June 2001 to February 2002, Mr. Freiberg was Senior Vice President and Chief Financial Officer for all lines of business at Level 3 Communications. Prior to his employment with Level 3, Mr. Freiberg was the founding Chief Financial Officer for MCI-WorldCom in the Asia Pacific region. Mr. Freiberg received his Bachelor of Science in Business Administration from the University of South Dakota, holds a CPA Certificate from the State of Nebraska, and served in the United States Army National Guard from 1986-1995.

Summary of Employment Agreement

The employment agreement with Mr. Freiberg provides that Mr. Freiberg is an employee at will and his employment may be terminated by the Company for any reason. Mr. Freiberg’s initial annual base salary is $325,000. Mr. Freiberg is entitled to participate in the Company’s Annual Incentive Plan, with his target bonus set at 60% of his annual base salary, upon the terms set forth in the Annual Incentive Plan (except that for the first half of 2009, Mr. Freiberg would not be eligible for the cash portion of the award under the Annual Incentive Plan).

Mr. Freiberg will be granted options to purchase 325,000 shares of common stock of the Company, with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The options will vest at a rate of 25% per year beginning on the first anniversary of the date of grant, provided Mr. Freiberg is still employed with the Company on such vesting dates, and will have a term of 10 years.

If Mr. Freiberg is terminated by the company without cause or if he terminates for good reason, he will receive 100% of his then current annual base salary for one year and, at the discretion of the Company’s compensation committee, a pro-rated portion of the bonus that he would have been entitled to receive under the Company’s Annual Incentive Plan. He will also be entitled to continued health insurance coverage under COBRA at the Company expense until the earlier of 12 months from termination or expiration of

COBRA coverage. If such termination occurs within 12 months of a change of control event, then all of his outstanding equity awards will fully vest and become exercisable, and Mr. Freiberg shall have the right to exercise any such equity award until the earlier to occur of 12 months from the change in control event and expiration of such equity award.

Pursuant to the terms of the employment agreement, Mr. Freiberg is subject to certain restrictions relating to the treatment of the Company’s confidential information and non-compete obligations. In the event of his termination for any reason, continued compliance with such provisions is a condition to the payment of any severance.

Pursuant to the terms of Mr. Freiberg’s offer letter from the Company relating to his employment, the Company has agreed to make certain payments to Mr. Freiberg in connection with his relocation to St. Louis, Missouri, including up to $25,000 relating to the reimbursement of costs and expenses of his move and up to $250,000 (plus a single tax gross-up payment) relating to the decline, if any, in the appraised value of his current home from its purchase price, such amount to be paid on his signing a contract to purchase a new home in St. Louis prior to December 31, 2009. Both payments are subject to repayment if Mr. Freiberg voluntarily terminates employment or is terminated for cause with 24 months of his relocation.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment, Confidentiality, Severance and Non-Competition Agreement dated March 30, 2009 between SAVVIS, Inc. and Gregory W. Freiberg

10.2	Addendum dated March 20, 2009 from SAVVIS, Inc. to Gregory W. Freiberg

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: April 2, 2009	By:	/s/ Eugene V. DeFelice
	Name:	Eugene V. DeFelice
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment, Confidentiality, Severance and Non-Competition Agreement dated March 30, 2009 between SAVVIS, Inc. and Gregory W. Freiberg

10.2	Addendum dated March 20, 2009 from SAVVIS, Inc. to Gregory W. Freiberg